Exhibit 20.1

ASSIGNMENT AGREEMENT

                This Assignment Agreement, dated as of August 16, 2004 (this “Assignment Agreement”), is entered into and delivered in accordance with Section 9.1 of the Amended and Restated Trust Agreement, dated as of December 19, 2002 and amended and restated as of June 27, 2003 (as amended, the “Trust Agreement”), between RFS Holding, L.L.C., RFS Holding, Inc. and Deutsche Bank Trust Company Delaware, as Trustee All capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Trust Agreement.

                On the date hereof, RFS Holding, L.L.C. has deposited an amount equal to $932,515,902 (the “Clean-Up Amount”) into the Collection Account pursuant to Section 3.11 of the Trust Agreement.  Any portion of the Clean-Up Amount distributed to Borrower pursuant to Section 6.3(b)(ix) of the Funding Agreement shall be distributed by Borrower to RFS Holding, L.L.C. as a distribution on RFS Holding, L.L.C.’s beneficial interest in Borrower.

                After giving effect to the disbursement of the Clean-Up Amount pursuant to Section 6.3(b) of the Funding Agreement and the distribution to RFS Holding, L.L.C. contemplated by the preceding paragraph, RFS Funding Trust, a Delaware statutory trust (“Assignor”) does hereby sell, transfer, assign and set over and otherwise convey to GE Capital Credit Card Master Note Trust, a Delaware statutory trust (“Assignee”), without recourse, representation or warranty, all of its right, title and interest in the Trust Estate (excluding the Clean-Up Amount) and all proceeds thereof.  Assignor hereby authorizes the filing of a UCC-1 financing statement naming Assignor as debtor and Assignee as secured party and covering all property of RFS Funding Trust.

                RFS Holding, L.L.C. hereby acknowledges and agrees that (a) all rights of the Assignor pursuant to the Trust Receivables Purchase Agreement have been assigned to Assignee pursuant to this Assignment Agreement and (b) the Assignee shall hereafter be entitled to enforce all undertakings, agreements, covenants, warranties and representations binding on RFS Funding, L.L.C., which undertakings, agreements, covenants, warranties and representations shall survive termination of the Trust Receivables Purchase Agreement in accordance with Section 7.5 thereof.

                THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

                Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Deutsche Bank Trust Company Delaware, not in its individual capacity but solely in its capacity as Trustee of Assignor, and in no event shall Deutsche Bank Trust Company Delaware, in its individual capacity, or any beneficial owner of Assignor have any liability for the representations, warranties, covenants, agreements or other obligations of Assignor hereunder, as to all of which recourse shall be had solely to the assets of Assignor. For all purposes of this Agreement, in the performance of any duties or obligations of Assignor hereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VIII of the Trust Agreement.

                Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by The Bank of New York (Delaware), not in its individual capacity but solely in its capacity as Trustee of Assignee, and in no event shall The Bank of New York (Delaware), in its individual capacity, or any beneficial owner of Assignee have any liability for the representations, warranties, covenants, agreements or other obligations of Assignee hereunder, as to all of which recourse shall be had solely to the assets of Assignee. For all purposes of this Agreement, in the performance of any duties or obligations of Assignee hereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VIII of the Trust Agreement for GE Capital Credit Card Master Note Trust.

IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed by its duly authorized officer this 16th day of August, 2004.

RFS FUNDING TRUST, Assignor

By:	DEUTSCHE BANK TRUST COMPANY DELAWARE, not in its individual capacity but solely as Trustee on behalf of the Assignor

By:	/s/ Gregory I. Spatz
Name:	Gregory I. Spatz
Title:	Associate

GE CAPITAL CREDIT CARD MASTER NOTE TRUST, Assignee

By:	THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Trustee on behalf of the Assignee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Assistant Vice President

Acknowledged as of August 16, 2004:

RFS HOLDING, L.L.C.

By:	/s/ Melissa Hodes
Name:	Melissa Hodes
Title:	Vice President